SUPPLEMENT TO OFFERING CIRCULAR
                             DATED OCTOBER 22, 1996

                                       OF

                              AUTOLEND GROUP, INC.
                           (FORMERLY CAPX Corporation)

                                  AMENDING THE
                                OFFER TO EXCHANGE
                           SHARES OF COMMON STOCK AND
                   14% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                      FOR ALL OUTSTANDING 9.5% CONVERTIBLE
                 SUBORDINATED DEBENTURES DUE SEPTEMBER 19, 1997

                        THE EXCHANGE OFFER WILL EXPIRE AT
               5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 25, 1996
                    (THE "EXPIRATION DATE"), UNLESS EXTENDED.


         The purpose of this Supplement is to amend the Offering Circular, dated October 22, 1996, and as previously supplemented by a Supplement dated November 7, 1996 (together with this Supplement, the "Offering Circular"), of AutoLend Group, Inc, formerly CAPX Corporation (the "Company"), relating to the Company's offer, upon the terms and subject to the conditions set forth in the Offering Circular and in the Letter of Transmittal previously distributed (which together constitute the "Exchange Offer"), to exchange one Unit for each $1,000 principal amount of the Company's 9.5% Convertible Subordinated Debentures Due September 19, 1997 (the "Debentures"). As amended, each Unit consists of: (i) 200 shares of the Company's Common Stock, par value $.002 per share ("Common Stock"), and
(ii) eight shares of the Company's 14% Cumulative Convertible Preferred Stock, par value $.002 per share ("Preferred Stock"), with each share of Preferred Stock having a Stated Amount of $100 per share. Prior to this amendment to the Exchange Offer, the precise number of shares of Preferred Stock to be included in each Unit was to be calculated on the basis of the aggregate market price of the 200 shares of Common Stock included in the Unit on the Expiration Date. However, the Company has been advised by the staff of the United States Securities and Exchange Commission that no action relief with respect to "formula pricing," in which the number of shares comprising a Unit may fluctuate until the Expiration Date, has been made available only to companies whose securities are listed on a national securities exchange or on the Nasdaq National Market System. Consequently, the number of shares of Preferred Stock included in each Unit has been fixed at eight shares.

         Interest accrued but not paid on the Debentures through the Expiration Date will be cancelled by the Company upon acceptance of the Debentures for exchange.

         THE EXPIRATION DATE OF THE EXCHANGE OFFER HAS BEEN EXTENDED AND WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 25, 1996, UNLESS SUBSEQUENTLY EXTENDED.

         Finally, the Company has agreed that any determination as to the occurrence of any conditions to the Exchange Offer as described in the Offering Circular under the caption "The Exchange Offer -- Conditions of the Exchange Offer," will be made upon the reasonable judgment of the Company.

         Other than: (i) fixing the number of shares of Preferred Stock to be included in each Unit; (ii) the determination that the Company will use its reasonable judgment as to the occurrence of any conditions to the Exchange Offer; and (iii) the extension of the Expiration Date to November 25, 1996, all of the other terms of the Exchange Offer as set forth in the Offering Circular and Letter of Transmittal remain the same. The Exchange Offer is subject to certain conditions; however, the Exchange Offer is not conditioned on the valid tender of a minimum percentage of principal amount of Debentures in the Exchange Offer. See "The Exchange Offer -- Conditions of the Exchange Offer" in the Offering Circular. Holders of Debentures not tendered for exchange pursuant to the Exchange Offer will continue to have all of the existing rights granted the Debentures.

         The Company expressly reserves the right to extend the period of the Exchange Offer, to terminate the Exchange Offer or to otherwise amend the Exchange Offer in any respect, subject to the terms set forth in the Offering Circular as supplemented hereby. See "The Exchange Offer -- Extension of the Exchange Offer Period; Termination; Amendments" in the Offering Circular.

            NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY
                RECOMMENDATION TO ANY HOLDER OF DEBENTURES AS TO
                        WHETHER TO TENDER OR REFRAIN FROM
                         TENDERING ANY DEBENTURES. EACH
                 HOLDER OF DEBENTURES MUST MAKE HIS OWN DECISION
                   AS TO WHETHER TO ACCEPT THE EXCHANGE OFFER,
            AND IF SO, THE PRINCIPAL AMOUNT OF DEBENTURES TO TENDER.

         For a discussion of certain risks in connection with the Exchange Offer, see "Risk Factors" commencing on page 12 of the Offering Circular.

                                -----------------

           THIS TRANSACTION AND THE SECURITIES OFFERED HEREBY HAVE NOT
               BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION. NEITHER THE SECURITIES AND EXCHANGE
                 COMMISSION NOR ANY STATE SECURITIES COMMISSION
                   HAS PASSED UPON THE ACCURACY OR ADEQUACY OF
                    THE OFFERING CIRCULAR. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this Supplement is November 12, 1996

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



         The Offering Circular does not constitute an offer or solicitation by the Company or any other person for the exchange of any securities other than the securities covered by the Offering Circular. The Exchange Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Debentures in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, in its sole discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and to extend the Exchange Offer to holders of Debentures in such jurisdiction.

         No person has been authorized to make any recommendation on behalf of the Company as to whether holders of Debentures should tender their Debentures pursuant to the Exchange Offer.

         No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained herein or in the letter of transmittal. If given or made, such information or representation must not be relied upon as having been authorized by the Company. The delivery of the Offering Circular at any time does not imply that the information contained herein is correct as of any time subsequent to the date hereof.

         The Company is making the Exchange Offer in reliance on the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(9) thereof. The Company, therefore, will not pay any commission or remuneration to any broker, dealer, salesman or other person for soliciting tenders of Debentures. Regular employees of the Company may solicit exchanges from the holders of the Debentures, but such employees will not receive additional compensation therefor.



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